Exhibit 5.1

ReedSmith LLP	Princeton Forrestal Village 136 Main Street – Suite 250 Princeton, NJ 08540-7839 609.987.0050 Fax 609.951.0824

April 30, 2004

DUSA Pharmaceuticals, Inc.
25 Upton Drive
Wilmington, MA 01887

Re:	DUSA Pharmaceuticals, Inc. (the “Company”) Registration Statement – Form S-3

Ladies and Gentlemen:

We have examined the Company’s Registration Statement No. 333-113913 on Form S-3 as filed with the Securities and Exchange Commission (the “SEC”) on March 24, 2004 and Amendment No. 1 thereto (collectively, the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of 2,742,750 shares of the Company’s common stock, without par value (the “Common Stock”).

We have also examined copies of: (i) the Certificate of Incorporation of the Company, and all amendments to the Certificate of Incorporation filed by the Company in the Office of the Secretary of State of the State of New Jersey; (ii) the By-laws of the Company; (iii) the form of securities purchase agreement or other agreement between the Company and the selling shareholders, respectively, with respect to Common Stock being offered pursuant to the Registration Statement; and (iv) such records of corporate proceedings and other documents as we have deemed necessary in order to enable us to express the opinion set forth below.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof. Our opinion set forth below is limited to the Business Corporation Law of the State of New Jersey.

Based on the foregoing examination, it is our opinion that:

     A. the 2,587,500 shares of Common Stock, when originally issued and sold by the Company to the purchasers in connection with the private placement transaction on March 2, 2004 pursuant to Regulation D of the Act, were validly issued and outstanding, fully paid and non-assessable and remain validly issued and outstanding, fully paid and non-assessable;

LONDON   NEW YORK   LOS ANGELES   SAN FRANCISCO   WASHINGTON, D.C.   PHILADELPHIA   PITTSBURGH   OAKLAND   PRINCETON
FALLS CHURCH   WILMINGTON   NEWARK   MIDLANDS, U.K.   CENTURY CITY   RICHMOND   HARRISBURG   LEESBURG   WESTLAKE VILLAGE

r e e d s m i t h . c o m

Steven J. Picco   Office Administrative Partner   A Limited Liability Partnership formed in the State of Delaware

April 30, 2004 Page 2	ReedSmith

     B. the 155,250 shares of Common Stock when originally issued by the Company to the placement agent, or its designees, as a non-refundable retainer fee and a commission for services related to the private placement mentioned above, were validly issued and outstanding, fully paid and non-assessable and remain validly issued and outstanding, fully paid and non-assessable.

This opinion is to be used only in connection with the offer and sale of shares of Common Stock while the Registration Statement is in effect and may not be used, quoted or relied upon for any other purpose nor may this opinion be furnished to, quoted to or relied upon by any other person or entity, for any purpose, without our prior written consent.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. The opinions set forth herein are based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matters or opinions set forth herein.

Very truly yours, /s/ Reed Smith LLP REED SMITH LLP

NWM